SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: October 4, 2011

ICG Group, Inc.

(f/k/a Internet Capital Group, Inc.)

(Exact name of registrant as specified in charter)

Delaware	001-16249	23-2996071
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

690 Lee Road, Suite 310, Wayne, PA 19087

(Address of Principal Executive Offices) (Zip Code)

(610) 727-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Grants of Restricted Stock to Chief Executive Officer and President

On October 4, 2011, the Compensation Committee of ICG Group, Inc. (“ICG” or the “Company”) granted 550,000 shares of restricted stock to each of Walter W. Buckley, III, ICG’s Chief Executive Officer, and Douglas A. Alexander, ICG’s President. The restricted stock was granted pursuant to the Company’s Third Amended and Restated 2005 Omnibus Equity Compensation Plan (the “Equity Plan”).

Consistent with the Company’s pay-for-performance philosophy, the vesting of two-thirds of these restricted shares is contingent upon either the Company’s achievement of certain financial goals or substantial appreciation in the Company’s stock price. The remaining one-third of these restricted shares, which are intended to provide retentive value and align the executives’ interests with stockholders’ interests, are subject to time-based vesting over a four-year period.

The three separate tranches of restricted stock granted to each of Mr. Buckley and Mr. Alexander are subject to the following independent vesting criteria:

Financial Metrics

The first tranche of 183,333 shares will vest if the Company achieves either of the following financial metrics:

•

the Company’s trailing twelve-month consolidated revenue (calculated in accordance with U.S. generally accepted accounting principles) exceeds $500,000,000 (the “Revenue Target”) at any time on or before December 31, 2015; or

•

the Company’s share of trailing twelve-month consolidated adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization, excluding stock-based compensation and unusual items) exceeds $70,000,000 (the “EBITDA Target”) at any time on or before December 31, 2015.

If neither of the above financial metrics is met, but the Company achieves 75% of either the Revenue Target or the EBITDA Target, 91,667 shares from this tranche will vest, with ratable vesting of up to 183,333 shares for the achievement of any percentage of the Revenue Target or EBITDA Target between 75% and 100%, whichever of the achievement percentages is higher.

Notwithstanding the foregoing, if a relevant performance target is achieved prior to the one-year anniversary of grant, then vesting shall occur subsequent to the one-year anniversary of the date of grant rather than on the date such target is achieved.

Stock Price Metrics

The second tranche of 183,333 shares will vest as follows if the Company’s Common Stock price meets or exceeds the specified metrics:

•	if the thirty-day volume weighted average price per share of the Company’s Common Stock equals or exceeds $25.00 at any time prior to December 31, 2015, all 183,333 shares will vest; or

•

if the Company’s $25.00 stock price target is not achieved, but the Company’s total stockholder return is in the top 40% of all NASDAQ Component members for the period beginning on the date of grant and ending on December 31, 2015, then 91,667 shares will vest.

Notwithstanding the foregoing, if the $25.00 price target is achieved prior to the one-year anniversary of grant, then vesting shall occur subsequent to the one-year anniversary of the date of grant.

Time-Based Vesting

The third tranche of 183,334 shares will vest ratably over a four-year period, with one-eighth of the shares vesting every six months, commencing in May 2012.

The restricted shares are subject to the vesting acceleration provisions contained in each executive’s employment agreement with ICG, except that all of the shares in the first and second tranche will become fully vested upon a Change of Control (as defined in the Equity Plan).

Amended and Restated Letter Agreement with Chief Financial Officer

On October 6, 2011, ICG entered into a letter agreement with R. Kirk Morgan, its Chief Financial Officer, that amends and restates the terms of Mr. Morgan’s letter agreement with ICG, dated December 18, 2008 (as amended on June 18, 2010). The amended and restated agreement extends to December 31, 2014 the term through which the termination of Mr. Morgan’s employment without cause would trigger certain severance benefits, as specified in the agreement. Otherwise, the amended and restated agreement contains substantially the same terms as those contained in Mr. Morgan’s prior letter agreement.

The foregoing description of Mr. Morgan’s amended and restated agreement does not purport to be complete and is qualified in its entirety by the actual amended and restated agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Letter Agreement, dated October 6, 2011, by and between ICG Group, Inc. and R. Kirk Morgan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ICG GROUP, INC.

Date: October 6, 2011	By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	Managing Director, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated October 6, 2011, by and between ICG Group, Inc. and R. Kirk Morgan